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                                                                       EXHIBIT 1



                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
                             Boston, Massachusetts
                           VOTE OF BOARD OF DIRECTORS

                                                     Meeting of November 13,1995



VOTED, with respect to separate investment accounts:

      (a) To establish one or more separate investment accounts (the "Account"), pursuant to Section 132 G of Chapter 175 of the Massachusetts General Laws, as amended, for the funds attributable to deferred annuity contracts on an individual or group basis, as determined by the Company, providing benefits to eligible individuals. The Officers of the Company may determine the designation of each Account and may from time to time change its designation as they deem necessary and appropriate.

      (b) To allocate to the Account amounts to provide for annuities (including benefits incidental thereto) payable in fixed or variable amounts or both and the income, gains and losses, realized or unrealized, attributable to the Account shall be credited to or charged against the Account without regard to the other income, gains or losses of the Company.

      (c) To authorize the registration of the Account as an investment company under the Investment Company Act of 1940 and the registration of the annuity contracts issued in connection with the Account as securities under the Securities Act of 1933, and to authorize and empower the Chairman of the Board, the Vice Chairman, the President, or the Secretary of the Company ("Officers of the Company") to take all action necessary to comply with the Acts, including but not limited to the execution and filing of registration statements on Form N-4 and amendments thereto, applications for exemptions from the provisions of the Act as may be necessary or desirable and amendments thereto, and agreements for the administration of the Account and for the distribution of annuity contracts carrying an interest in the Account assets and any other actions necessary under all other applicable federal and state laws and regulations.

      (d) To authorize the Officers of the Company to take all actions necessary to register the Account as a unit investment trust under the Investment Company Act of 1940, and to take such related actions as they deem necessary and appropriate in their sole discretion to carry out the foregoing, including, without limitation, the following: determining that the fundamental investment policy of the Account shall be to invest or reinvest the assets in securities issued by such investment companies registered under
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the Investment Company Act of 1940 as the Officers may designate pursuant to the provisions of the annuity contracts issued by the Company; establishing one or more subaccounts within the Account to which net premiums under the annuity contracts will be allocated in accordance with instructions received from contractowners, reserving to the officers the authority to increase or decrease the number of subaccounts in the Account as they deem necessary or appropriate; and investing each subaccount only in the shares of a single mutual fund or a single portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940.

      (e) To authorize the Officers of the Company to deposit such amount in the Account or in each subaccount thereof as may be necessary or appropriate to facilitate the Account's operations; to transfer funds from time to time between the Company's general account and the Account as deemed appropriate and consistent with the terms of the annuity contracts and applicable laws; and to establish criteria by which the Company shall institute procedures to provide for a pass-through of voting rights to the owners of annuity contracts issued by the Company, as required by applicable laws, with respect to the shares of any investment companies which are held in the Account.

      (f) To authorize the registration of interests in the portion of the contracts constituting modified guaranteed annuities as securities under the Securities Act of 1933, and to authorize, and empower the Chairman of the Board, the Vice Chairman, the President, or the Secretary of the Company ("Officers of the Company") to take all action necessary to comply with the Act, including but not limited to the execution and filing of registration statements on Form S-1 and amendments thereto, applications for exemptions from the provisions of the Act as may be necessary or desirable and amendments thereto, and agreements for the administration of the contracts and for the distribution of the annuity contracts and any other actions necessary under all other applicable federal and state laws and regulations.

      (g) To appoint Sandra M. DaDalt; Assistant Secretary and Counsel, as agent for service of process or the like for the Company to receive notices and communications from the Securities and Exchange Commission with respect to such Registration Statements or exemptive applications and amendments thereto as may be filed on behalf of the Company concerning the Account or the annuity contracts, and to exercise the powers given to such agent in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, the Investment Company Act of 1940, or the Securities Exchange Act of 1934.

      (h) To authorize the Officers of the Company to do or cause to be done all things necessary or desirable, as may be advised by counsel, to comply with, or obtain exemptions from, federal, state or local statutes or regulations that may be applicable to the issuance and sale of annuity contracts by the Company.
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      (i)  To authorize the Company to act as the depositor for the Account and to authorize the Company or its designee to provide all administrative services in connection with the establishment and maintenance of the Account and in connection with the issuance and sale of annuity contracts, all on such terms and subject to such modifications as the Officers deem necessary or appropriate to effectuate the foregoing.

      (j) To authorize the Officers of the Company to contract with a suitable investment company under the Investment Company Act of 1940, the shares of which shall be purchased by the Company in order to serve as an investment vehicle for the Account and, further, that the Officers are authorized to do all things as they deem necessary and appropriate to carry out the foregoing.

      (k) To empower the Executive Committee to authorize the execution and delivery of such instruments and such other action as it may deem necessary or desirable in order to carry out the purpose and intent of this vote and to comply with applicable federal or state laws and regulations.



      Certified to be a true and complete copy.

            ___________________________
            Francis C. Cleary Jr.
            Vice President and Counsel